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                                                                    EXHIBIT 99.1


COMPANY PRESS RELEASE

SALTON/MAXIM HOUSEWARES, INC. ENTERS INTO PREFERRED STOCK PURCHASE AGREEMENT WITH CENTRE PARTNERS

MT. PROSPECT, Ill.--(BUSINESS WIRE)--July 16, 1998--Salton/Maxim Housewares, Inc. (Nasdaq: SALT - news) today announced that it has entered into a Preferred Stock Purchase Agreement pursuant to which Salton has agreed to issue $40 million of preferred stock to affiliates of Centre Partners Management LLC ("Centre Partners").

As previously announced, the preferred stock would be non-dividend bearing and would have a conversion price of $17 per share.

The closing of the transaction contemplated by the Preferred Stock Purchase Agreement is subject to a number of conditions, including the consummation of Salton's repurchase of Windmere-Durable Holdings (NYSE: WND - news) 50% interest in Salton. As previously announced, Salton is currently negotiating definitive agreements with Lehman Brothers Inc. for a $215 million senior secured credit facility. There can be no assurance that Salton will obtain funds from Lehman Brothers or repurchase Windmere's 50% interest in Salton. If Salton fails to close the repurchase of Windmere's 50% interest, there can be no assurance that Windmere will acquire any of the shares of Salton which it does not own.

Salton/Maxim Housewares, Inc. designs and markets an extensive line of kitchen and home appliances, personal and beauty care products and decorative quartz wall and alarm clocks under the brand names Salton(R), Maxim(R), Breadman(R), Juiceman(R), Salton Creation (R), Salton Time(R), White-Westinghouse(R), and Farberware(R). The company also designs and markets a broad range of tabletop products, including china, crystal and glassware, under the brand names Block(R) China, Atlantis(R) Crystal, and Gear(R).
 ............................
Contact:

     Salton/Maxim Housewares, Inc., Mt. Prospect
     William Rue, 847/803-4600
           or
     Morgen-Walke Associates, New York
     Investor Relations
     Cheryl Schneider/Gordon McCoun/Tessa Lavender
     Press
     Michael McMullan
     212/850-5600

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